PROSPECTUS                                      Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-127095

                          MSGI SECURITY SOLUTIONS, INC.
                               575 Madison Avenue
                            New York, New York 10022
                                 (917) 339-7150

                         696,951 SHARES OF COMMON STOCK

                                ($.01 PAR VALUE)

                            ------------------------

         This prospectus relates to the resale by selling security holders of an aggregate of up to 696,951 shares of our common stock consisting of:

                                    Up to 406,504 shares of our common stock
                  issuable to accredited investors upon conversion of our Callable Secured Convertible Notes issued to accredited investors in a private placement in July 2005, pursuant to securities purchase agreements;

                                    Up to 101,626 shares of our common stock
                  issuable to accredited investors upon conversion of our Callable Secured Convertible Notes issued to accredited investors on August 4, 2005 upon the initial filing of this registration statement in connection with a private placement in July 2005, pursuant to securities purchase agreements;

                                    Up to 101,626 shares of our common stock
                  issuable to accredited investors upon conversion of our Callable Secured Convertible Notes which shall be issued to accredited investors upon the effectiveness of this registration statement in connection with a private placement in July 2005, pursuant to securities purchase agreements;

                                    Up to 75,000 shares of our common stock
                  issuable to accredited investors upon exercise of common stock warrants issued to accredited investors in a private placement in July 2005 pursuant to securities purchase agreements, which may be converted in whole or in part at an exercise price of $7.50 subject to further adjustment at any time prior to July 12, 2010; and

                                    Up to 12,195 shares of our common stock
                  issuable to Mallon Associates upon exercise of common stock warrants issued to Mallon Associates, as placement agent in a private placement in July 2005 pursuant to securities purchase agreements, which may be converted in whole or in part at an exercise price of $7.50 subject to further adjustment at any time prior to July 12, 2010;

         The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales. However, we may receive up to $653,963 upon the exercise of warrants. If received, such funds will be used for general corporate purposes, including working capital requirements. We will pay all expenses, except for the underwriting and brokerage expenses, fees, discounts and commissions, which will all be paid by the selling stockholders, incurred in connection with the offering described in this prospectus.

         The prices at which the selling security holders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling security holders. See "Plan of Distribution".

                                        1




         Our common stock is listed on Nasdaq Small Cap (Symbol: MSGI). On July 27, 2005 the closing price of our common stock was $6.61 per share.

         THE SHARES OF OUR COMMON STOCK OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER SEE "RISK FACTORS" on page 5 OF THIS PROSPECTUS.

                        --------------------------------




                                        2



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        --------------------------------

                 THE DATE OF THIS PROSPECTUS IS SEPTEMBER 9, 2005.



                                TABLE OF CONTENTS


                                                                Page


PROSPECTUS SUMMARY................................................4

RISK FACTORS......................................................8

USE OF PROCEEDS..................................................16

SELLING STOCKHOLDERS.............................................16

PLAN OF DISTRIBUTION.............................................18

SEC ON INDEMNIFICATION...........................................20

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE................20

WHERE YOU CAN FIND MORE INFORMATION..............................21

LEGAL MATTERS....................................................21

EXPERTS..........................................................21




                                        3






                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk Factors" section. In this prospectus, "MSGI Security Solutions, Inc.," the "Company," "MSGI," "we," "our" and "us" refer to MSGI Security Solutions, Inc. and its subsidiaries, unless the context requires otherwise.

                                   About MSGI

Overview

         MSGI Security Solutions, Inc. (Nasdaq: MSGI) is an international proprietary solutions provider developing a combination of innovative emerging businesses that leverage information and technology. MSGI is principally focused on the homeland security, public safety and law-enforcement services industry. The Company is headquartered in New York City, and has regional offices in Washington, D.C., and Milan, Italy. MSGI acquires material interests in high-growth technology and software development businesses. These firms are led by successful entrepreneurs and experienced management teams that have developed end-to-end client solutions that meet current and emerging market needs.

         The Company is currently comprised of three operating companies and a significant unconsolidated investment which collectively deliver a powerful array of strategic synergies for cross-selling and joint product development. MSGI is engaged in an ongoing corporate growth program whose focus is acquisitions, strategic alliances and co-branding relationships in the United States and Europe. More information on MSGI is available on the Company's website at: http://www.msgisecurity.com.

Recent Developments

         In December 2004, January and May 2005, MSGI entered into subscription agreements with Excelsa S.p.A. ("Excelsa"), a corporation organized under the laws of the Republic of Italy, to acquire shares of Common Stock of Excelsa, par value of 1.0 Euro per share, representing 19.5% of the issued and outstanding shares of Common Stock of Excelsa on a fully diluted basis. Excelsa is one of Europe's leading providers of outsourced video surveillance and security solutions for both civilian and military services customers. MSGI believes that its relationship with Excelsa creates a remarkably strong strategic fit with MSGI's current operating companies, which are developing leadership positions in providing software, systems and other technology-based solutions to major law enforcement, security and military services clients. MSGI also holds an option, granted by the other remaining stockholders of Excelsa, to purchase up to 51% of the outstanding shares of Excelsa at any time through December 31, 2005.

         On March 9, 2005 the Company effectuated a two-for-one stock split, pursuant to which each holder of a share of common stock of the Company as of the date of February 22, 2005 received an additional share of common stock. All share numbers in this prospectus are on a post split basis.

         On June 1, 2005, MSGI acquired 51% of the issued and outstanding partnership stock of AONet International, SrL ("AONet"), an Italian limited liability company. AONet is a leading application infrastructure services provider based in Milan, Italy. The AONet data center currently supports application hosting, network solution design and management, remote service and on-site support, managed security and disaster recovery and business continuity for clients throughout Italy. AONet represents the infrastructural centerpiece of the MSGI services offerings which are focused on gathering, securing and disseminating intelligence for global law-enforcement and anti-terrorism initiatives. MSGI believes that the AONet acquisition will directly support the company's strategic plan and corporate growth objectives.

         On June 13, 2005, MSGI entered into a business agreement with VeriSign, Inc. to launch advanced services using the VeriSign(R) NetDiscovery(TM) Service. The VeriSign and MSGI agreement effectively represents the market launch of the VeriSign NetDiscovery Service in Italy. Under the terms of the agreement, VeriSign has agreed to align with MSGI as its representative in Italy, where MSGI will operate the VeriSign NetDiscovery Service infrastructure in a data center operated by MSGI's AONet International subsidiary.

                                        4




         The VeriSign NetDiscovery Service in Italy will support end-to-end legal interception solutions addressing the government regulations and judicial requirements for advanced technologies such as VoIP, push to talk, and wireless packet data.

         On April 10, 2004, MSGI purchased a 51% interest in Future Developments America, Inc. ("FDA") from Darren Labas and Jamie Labas. On July 1, 2005, MSGI and FDA entered into a Stock Purchase, Earnout and Royalty Payment Agreement with Future Developments, Ltd. and the Labases to acquire the remaining 49% of the issued and outstanding shares of FDA held by the Labases. As of July 1, 2005, MSGI owns all issued and outstanding shares of FDA.

         On July 13, 2005, MSGI closed a Convertible Note financing of $3 million with institutional investors. Mallon Associates acted as the financial advisor in this transaction. The instrument requires repayment over 36 months with a maximum of 8% interest per annum. Repayment shall be in cash or in registered shares of common stock. The monthly amortization shall commence 90 days after closing according to a 33 month amortization schedule. At the Investor's option, the Company may repay in common stock at the conversion price, otherwise, all payments must be in cash. The interest rate resets to zero for any monthly period in which the stock price is greater than 125% of the initial market price. The Company received $2 million in gross proceeds upon closing, an additional $500,000 on August 4, 2005 upon filing of this registration statement, and will receive $500,000 upon the effectiveness of this registration statement.

         Effective August 31, 2005, MSGI increased ownership in its subsidiaries by acquiring an additional 25% of Innalogic LLC; thereby providing MSGI with a 76% stake in the company. The additional stake in Innalogic was acquired pursuant to a ratchet provision included in the Amended and Restated Limited Liability Company Agreement, dated August 18, 2004 between MSGI and the Innalogic LLC Members, MSGI is entitled to receive an additional 25% stake with no additional consideration.

         This prospectus relates to 696,951 shares of our common stock that may be sold from time to time by the selling stockholders named in this prospectus. In connection with a private placement in July 2005, the selling stockholders have acquired $2,500,000 of the notes which are convertible into shares of our common stock, and will acquire an additional $500,000 on the date of effectiveness of this registration statement. In addition, the selling stockholders acquired warrants exercisable for our common stock through the private placement. We may receive up to $653,963 if all of the warrants are exercised.




                                        5






Securities Offered

Common Stock to be outstanding
after the offering                      3,731,878 plus 696,951 shares,
                                        for a total of 4,428,829

Use of Proceeds                         Any proceeds received by us from the
                                        exercise of the warrants may be
                                        used for our general working
                                        capital purposes. We will not receive
                                        any proceeds from the resale of the
                                        common stock.

Risk Factors                            An investment in the shares involves a
                                        high degree of risk.  See "Risk Factors"

Nasdaq Small Cap                        MSGI

         Mallon Associates is a registered broker dealer and, with respect to certain shares of our common stock which it may sell pursuant to this prospectus, Mallon Associates may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended.




                                        6





Safe Harbor Statement Under The Private Securities Litigation Reform Act of 1995

         Some of the statements included or incorporated by reference into our Securities and Exchange Commission filings, press releases, and shareholder communications and other information provided periodically in writing or orally by our officers, directors or agents, including this prospectus, are forward looking statements that are subject to risks and uncertainties. These forward-looking statements are not historical facts but rather are based on certain expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "may", "will", "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Some of the risks and uncertainties include, but are not limited to:

o any inability to stem continued operating losses and to generate positive cash flow;

o        any adverse impact of competitors' products;

o        delays in development of highly complex products;

o        lower than anticipated product demand and lack of market acceptance;

o        adverse market fluctuations caused by general economic conditions;

o any negative impact resulting from the outsourcing of manufacturing and the continued risks associated with outsourcing;

o        any lack of success of our restructuring plans;

o any inability to renegotiate on favorable terms or otherwise meet our obligations to suppliers and other creditors;

o        unfavorable outcomes in any pending litigation;

o        any inability to form or maintain key strategic alliances;

o        our inability to raise capital when needed;

o        any continued reductions in our liquidity and working capital;

o        any negative impact resulting from our downsizing of our workforce;

o        unanticipated liabilities or expenses;

o        the availability and pricing of parts and components;

o other risks detailed from time to time in our filings with the Securities and Exchange Commission.

         These risks could cause our actual results for 2005 and beyond to differ materially from those expressed, implied or forecasted in any forward-looking statement made by, or on behalf of, us. We undertake no obligation to publicly update or revise the forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.




                                        7





                                  RISK FACTORS

The purchase of our common stock involves substantial investment risks. You should carefully consider, together with the other matters referred to in this prospectus, the following risk factors before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the trading price of our common stock could decline and you may lose all or part of your investment.

We compete against entities that have significantly greater name recognition and resources than we do, that may be able to respond to changes in customer requirements more quickly than we can and that are able to allocate greater resources to the marketing of their products.

         The security industry is highly competitive and has become more so over the last several years as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms and engineering and design firms and others that provide individual elements of a system, some of which are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements or are otherwise superior to our products and may be able to more effectively market their products than we can because of the financial and personnel resources they possess. We cannot assure investors that we will be able to distinguish our self in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially and adversely affected.

We are dependent on third party suppliers for principal components used in our products, and disruptions in supply or significant increases in component costs could materially harm our business.

         We rely on third parties to supply several key components utilized in the manufacture and implementation of our products and services. Our reliance on suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. Although to date, we have not experienced any disruption in supplies of components, we cannot assure you that there will not be a disruption of our supplies in the future. Disruption or termination of the supply of these components could delay shipments of products and could have a material adverse affect on our business, operating results and financial condition.

Our industry is characterized by rapid technological change, evolving industry standards and continuous improvements in products and required customer specifications. Due to the constant changes in our markets, our future success depends on our ability to improve our manufacturing processes, improve existing products and develop new products.

         The commercialization of new products involves substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets. Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business may be materially and adversely affected if:

o        we are unable to improve our existing products on a timely basis;

o        our new products are not introduced on a timely basis;

o we incur budget overruns or delays in our research and development efforts; or

o        our new products experience reliability or quality problems.

                                        8




All of our orders and contracts may be cancelled so there is a risk that our backlog may not be fulfilled.

         All of our orders and contracts are subject to cancellation by our customers at any time so we cannot be certain that our backlog will be fulfilled. Government contracts are often awarded prior to legislative approval of the funding to support those contracts. Consequently, the entire amount of orders and contracts may never be funded.

Our services and reputation may be adversely affected by product defects or inadequate performance.

         Management believes that we offer state-of-the art products that are reliable and competitively priced. In the event that our products do not perform to specifications or are defective in any way, our reputation may be materially adversely affected and we may suffer a loss of business and a corresponding loss in revenues.

If we are unable to retain key executives or hire new qualified personnel, our business will be adversely affected.

         We rely on our officers and key employees and their expertise. The loss of the services of any of these individuals may materially and adversely affect our ability to pursue our current business strategy.

Our relationships with Excelsa and AONet may not develop as we have expected, which may cause the Company to lose all or a portion of our investment.

         Our investments in Excelsa and AONet may be jeopardized if we have difficulty in assimilating the personnel, operations, technology and software of Excelsa of AONet with our current subsidiaries. We may learn that the Excelsa business does not complement our current operations. In addition, the key personnel of Excelsa or AONet may decide to leave their respective companies. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

Our relationship VeriSign may not develop as we have expected, which may cause our business to be adversely effected.

         Our business relationship with VeriSign may be compromised if we have difficulty in assimilating and operating the technology and software of VeriSign within the data center technologies of AONet. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

We risk losing our investment in AONet International if we default on future payments.

         We have entered into a Stock Purchase Agreement for the purchase of a 51% interest in AONet International. The Stock Purchase Agreement provides that if we fail to make the future installment payments within 48 hours of being due the Stock Purchase Agreement will be terminated, we will lose our entire investment in AONet and we will be required to return our equity interest in AONet. As of June 1, 2005 we have invested 350,000 Euro in the transaction.

Our investment in an international operation subjects us to risks inherent in doing business on an international level that could harm our operating results.

         Currently, we operate in the U.S., Canada and recently began operations in Italy. Because of our limited experience with international operations, we are subject to additional risks related to our international expansion strategy, including risks related to complying with a wide variety of national and local laws, restrictions on the import and export of certain technologies and multiple and possibly overlapping tax structures. In addition, we may face competition in other countries from companies that may have more experience with operations in such countries or with international operations generally. We may also face difficulties integrating new facilities in different countries into our existing corporate culture. Our international expansion plans may not be successful and we may not be able to compete effectively in other countries.

                                        9




We may face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether such transactions can be located, completed and the other party integrated with our business on favorable terms.

         Although the Company continues to devote significant efforts to improving its current operations and profitability, the success of the Company's business strategy may depend upon the acquisition of complimentary businesses. No assurances can be made that the Company will be successful in identifying and acquiring such businesses or that any such acquisitions, if consummated, will result in operating profits. In addition, any additional equity financing required in connection with such acquisitions may be dilutive to stockholders, and debt financing may impose substantial additional restrictions on the Company's ability to operate and raise capital. In addition, the negotiation of potential acquisitions may require management to divert its time and resources away from the Company's operations.

         The Company periodically evaluates potential acquisition opportunities, particularly those that could be material in size and scope. Acquisitions involve a number of special risks, including:

o the focus of management's attention on the assimilation of the acquired companies and their employees and on the management of expanding operations;

o the incorporation of acquired businesses into the Company's service line and methodologies;

o        the increasing demands on the Company's operational systems;

o        adverse effects on the Company's reported operating results;

o        the amortization of acquired intangible assets; and

o the loss of key employees and the difficulty of presenting a unified corporate image.

Exchange Rate Fluctuations

         We operate in international markets, with customers, manufactures and supplies in the U.S. and abroad. Most of our pricing is in dollars, but some cost is based on materials or labor cost priced in other currencies. As a result, fluctuations in foreign currency exchange rates may adversely affect our expenses and results of operations. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price. In addition, future currency losses may be incurred if we or our outsourcing partners become subject to exchange control regulations restricting the ability to convert local currencies into United States dollars or other currencies. The Company has also committed to make certain future installment payments pursuant to the AONet transaction in Euros. The dollar amount that we expect to pay in the future may be significantly higher if the Euro becomes stronger with relation to the U.S dollar.

We may have problems raising money we need in the future.

         We may require additional capital, especially in light of our recent acquisitions. We may, from time to time, seek additional funding through public or private financing, including debt or equity financing. We cannot assure you that adequate funding will be available as needed or, if it is available, that it will be on acceptable terms. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

         Our business is difficult to evaluate because our financial statements do not reflect the operations of our recent acquisitions.

                                       10




         In 2004, we completed a significant sale of an operating division, and have subsequently acquired new operating businesses. Therefore, our historical operating results may not be indicative of our future operating results. Our financial statements do not reflect such activities, are not comparable to our historical financial statements, nor do they give a clear indication of our future performance.

We need to be able to acquire and integrate companies and new product lines successfully to implement our growth strategy.

         Our growth strategy includes completing acquisitions that expand and complement our business. If we are unable to make these acquisitions, we may not be able to meet or exceed our historical levels of revenue growth and earnings. As a result, our stock price may be adversely affected.

         We may be unable to make acquisitions due to, among other reasons, these factors:

o the companies we seek to acquire or invest in may demonstrate valuations that we deem excessive;

o we may not be able to identify suitable companies to buy because many of the companies in the businesses we are evaluating are relatively small when compared to us;

o we may not be able to raise funds in the future to finance future acquisitions.

         Future acquisitions only will succeed if we can effectively assess characteristics of potential target companies or product lines, such as:

o        financial condition and results of operations;

o        attractiveness of products;

o        suitability of distribution channels; and

o        management ability.

We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth.

         Completed acquisitions may give rise to a number of additional difficulties, including:

o difficulty integrating acquired technologies, operations and personnel with the existing business;

o diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

o strain on managerial and operational resources as management tries to oversee larger operations;

o potential issuance of securities in connection with the acquisition, which issuance lessens or dilutes the rights and values of currently outstanding securities;

o        incurrence of additional debt;

o the write-off of in-process research and development of and other development costs;

o        the amortization of goodwill and other intangible assets;

                                       11




o        loss of key personnel from acquired companies;

o        failure of an acquired business to achieve targeted financial results;
         and

o        unanticipated problems and liabilities of acquired companies.

         We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully manage growth and integrate acquisitions.

The requirements of being a public company may strain our resources and distract management.

         As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. These requirements may place a strain on our systems and resources. The Securities Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. These requirements, necessitate that the Company have adequate accounting and internal audit staffing in order to ensure that compliance is achieved and maintained. The Company is required to be in compliance by the period ended June 30, 2007. The Company does not currently have any dedicated internal audit staff and current internal audit capabilities are limited. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, as we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, or engage appropriate consulting services in order to reach and maintain compliance, we cannot assure you that we will be able to do so in a timely fashion.

We may experience variations from quarter to quarter in operating results and net income, which could adversely affect the price of our common stock.

         We expect to experience significant fluctuations in future quarterly operating results. Quarterly fluctuations could adversely affect the market price of our common stock. Many factors, some of which are beyond our control, may cause future quarterly fluctuations, including:

o new customer contracts which may require us to incur costs in periods prior to recognizing revenue under those contracts;

o        the effect of the change of business mix on profit margins;

o the timing of additional selling, general and administrative expenses to support new business;

o the costs and timing of the completion and integration of acquisitions, sales of assets and investments;

o        the timing of sales of assets;

o        the cyclical elements of our clients' industries;

o        the demand for our products and services;

o        the market acceptance of new products and services;

o        specific economic conditions in the electronic surveillance industry;
         and

                                       12




o        general economic conditions.

         The anticipated quarterly fluctuations make predictions concerning our future revenues difficult. We believe that period-to-period comparisons of our results of operations will not necessarily be meaningful and should not be relied upon as indicative of our future performance for any subsequent fiscal quarter or for a full fiscal year. It also is possible that in some future quarters our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may decline.

Because our sales tend to be concentrated among a small number of customers, our operating results may be subject to substantial fluctuations. Accordingly, our revenues and operating results for any particular quarter may not be indicative of our performance in future quarters, making it difficult for investors to evaluate our future prospects based on the results of any one quarter.

         Given the nature of our customers and products, we receive relatively large orders for products from a relatively small number of customers. Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods. Our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter are not necessarily indicative of the results that we might achieve for any subsequent period. Accordingly, quarter-to-quarter comparisons of our operating results may not be meaningful.

The price of our stock has been volatile.

         The market price of our common stock has been, and is likely to continue to be, volatile, experiencing wide fluctuations. Such fluctuations may be triggered by:

o differences between our actual or forecasted operating results and the expectations of securities analysts and investors;

o        announcements regarding our products, services or technologies;

o announcements regarding the products, services or technologies of our competitors;

o        developments relating to our patents or proprietary rights;

o        specific conditions affecting the electronic surveillance industry;

o        sales of our common stock into the public market;

o        general market conditions; and

o        other factors.

         In recent years the stock market has experienced significant price and volume fluctuations which have particularly impacted the market prices of equity securities of many companies providing Internet-related products and services. Some of these fluctuations appear unrelated or disproportionate to the operating performance of such companies. Future market movements may adversely affect the market price of our stock.

There is a risk of dilution from the exercise of existing options and warrants, or the conversion of outstanding notes and preferred stock, which may lead to potential difficulty in obtaining additional equity capital.

         Our common stock may become diluted if warrants and options to purchase our common stock are exercised, or outstanding convertible notes and preferred stock is converted into common stock. These shares, as well as the eligibility for additional restricted shares to be sold in the future, either pursuant to future registrations under the Securities Act of 1933, as amended, or an exemption such as Rule 144 under the Securities Act of 1933, as amended, may have a dilutive effect on the market for the price of our common stock. The terms upon which we will be able to obtain additional equity capital could also be adversely affected. In addition, the sale of common stock offered by this prospectus, or merely the possibility that these sales could occur, could have an adverse effect on the market price of our common stock.

                                       13




We cannot be certain of the Company's ability to continue as a going concern.

         The Company has limited capital resources and has incurred significant historical losses and negative cash flows from operations. The Company believes that funds on hand and funds available from its remaining operations should be adequate to finance its operations and capital expenditure requirements for the next twelve months. The Company has recently engaged in the private placement sale of shares of both Common Stock and Series F Convertible Preferred Stock, which have raised significant working capital. The company has expended or committed a considerable portion of the capital raised in the investments in Excelsa and, most recently, in the acquisition of AONet. The Company has also acquired holdings in two operating entities, FDA and Innalogic, both of which are forecasted to result in earnings in future periods. In addition, the Company has instituted cost reduction measures, including the reduction of workforce and corporate overhead. The Company believes, based on expected performance as well as the reduced corporate overhead, that its recently acquired operations should generate sufficient future cash flow to fund operations. Failure of the new operations to generate such sufficient future cash flow could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its business objectives.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

         Our success depends in part on our intellectual property rights and our ability to protect such rights under applicable patent, trademark, copyright and trade secret laws. We seek to protect the intellectual property rights underlying our products and services by filing applications and registrations, as appropriate, and through our agreements with our employees, suppliers, customers and partners. However, the measures we have adopted to protect our intellectual property rights may not prevent infringement or misappropriation of our technology or trade secrets. A further risk is introduced by the fact that many legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the context of the Internet industry currently are not resolved.

         We license certain components of our products and services from third parties. Our failure to maintain such licenses, or to find replacement products or services in a timely and cost effective manner, may damage our business and results of operations. Although we believe our products and information systems do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time we have been, and we expect to continue to be, subject to claims in the ordinary course of our business, including claims of our alleged infringement of the intellectual property rights of third parties. Any such claims could damage our business and results of operations by:

o        subjecting us to significant liability for damages;

o        resulting in invalidation of our proprietary rights;

o being time-consuming and expensive to defend even if such claims are not meritorious; and

o        resulting in the diversion of management time and attention.

         Even if we prevail with respect to the claims, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties also may result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making such claims.

                                       14




Future sales of our shares could adversely affect its stock price.

         As of June 30, 2005, there were 3,731,878 shares of our common stock outstanding, of which approximately 2,392,662 shares are freely tradable without restriction under the Securities Act or are eligible for sale in the public market without regard to the availability of current public information, volume limitations, manner of sale restrictions, or notice requirement under Rule 144(k), and does not include any shares held by or purchased from persons deemed to be our "affiliates" which are subject to certain resale limitations pursuant to Rule 144 under the Securities Act. The remaining shares of common stock outstanding are eligible for sale pursuant to rule 144 under the Securities Act.

         Sales of our common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities or make acquisitions for stock.

Our ability to use our net operating losses may be limited in future periods, which would increase our tax liability.

         Under Section 382 of the Internal Revenue Code of 1986, utilization of prior net operating losses is limited after an ownership change, as defined in
Section 382, to an annual amount equal to the value of the Company's outstanding stock immediately before the date of the ownership change multiplied by the long-term tax exempt rate. In the event that a change of control were to happen and in the event we achieve profitable operations, any significant limitation on the utilization of net operating losses would have the effect of increasing our tax liability and reducing after tax net income and available cash reserves.

We do not intend to pay cash dividends on our Preferred or Common Stock.

         We do not intend to pay any cash dividends on our preferred or common stock for the foreseeable future. Our existing credit arrangement prohibits the payment of cash dividends. In addition, we cannot assure you that our operations will generate sufficient revenues to enable us to declare or pay cash dividends. We have not paid cash dividends on any of our capital stock in at least the last six years. It is anticipated that future earnings, if any, will be used to finance our future growth.

Our ability to issue "blank check" preferred stock and certain other provisions of our certificate of incorporation could prevent or delay takeovers.

         Our restated certificate of incorporation authorizes the issuance of "blank check" preferred stock (that is, preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. Furthermore, we have a staggered board of directors. These provisions, together with certain provisions of Nevada law limiting the voting rights of an acquirer of a controlling interest in a Nevada corporation (such as ourselves), as well as restrictions on certain business combinations (including certain mergers and exchanges), could delay or impede a merger, tender offer or other transaction resulting in a change in control, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Management has discretion over the use of proceeds.

         Management has broad discretion over the use of proceeds from the exercise of warrants. We may use the proceeds in ways that do not improve our operating results or the market value of our securities. We have significant flexibility as to the timing and the use of the proceeds. You will rely on our judgment with only limited information about our specific intentions regarding the use of proceeds. We may spend most of the net proceeds received from the exercise of warrants in ways with which you may not agree. If we fail to apply these funds effectively, our business, results of operations and financial condition may be materially and adversely affected.

                                       15




Our securities may trade below the offering price.

         The offering price per share of our securities registered in this Registration Statement has been determined through negotiations between the Selling Stockholder and the purchasers and does not necessarily relate to any established criteria of value. We cannot assure you that the trading price of our securities will equal or exceed the offering price.

Our common stock has experienced fluctuation in the past and may continue to do so in the future.

         The stock market in recent years has experienced significant price and volume fluctuations that have affected market prices for the stock of technology companies. These fluctuations have often been unrelated to or disproportionately affected by the operating performance of these companies. The market price of our common stock could fluctuate significantly after this registration in response to a variety of factors, some of which may be beyond our control. These factors may include one or more of the following:

o quarterly operating results falling below or exceeding analysts' or investors' expectations in any given period;

o changes in financial estimates or investment recommendations by securities analysts following our business;

o changes in market valuations of, or earnings and other announcements by, our competitors;

o announcements by our competitors of new technological innovations, service offerings, contracts, acquisitions or strategic relationships;

o        departures of key personnel; and

o        changes in business or regulatory conditions.

         In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to be involved in securities litigation, we could incur a substantial cost and experience diversion of resources and the attention of management away from our business. We cannot predict the future performance of the capital markets in general and the technology stocks in particular, and we cannot assure you that the price for our common stock will not drop significantly subsequent to this offering, whether related to our business or to the capital markets generally.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders. However, we may receive up to $653,963 upon exercise of warrants, the underlying shares of which are included hereunder. If received, such funds will be used for general corporate purposes, including working capital requirements. With the exception of any brokerage fees and commission which are the obligation of the selling security holders, we are responsible for the fees, costs and expenses of this offering which are estimated to be approximately $51,000.00, inclusive of our legal and accounting fees, printing costs, filing and other miscellaneous fees and expenses.

                              SELLING STOCKHOLDERS

         The following table sets forth the names of the selling stockholders and the number of shares being registered for sale as of the date of the prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by each of the selling stockholders as of July 15, 2005. The shares offered by this prospectus may be offered from time to time by the selling stockholders. The percent of beneficial ownership for each stockholder is based on 3,731,878 shares of common stock outstanding as of July 15, 2005.

                                       16





                                                                                         BENEFICIAL OWNERSHIP
                                       NUMBER OF                                            AFTER OFFERING
                                  -------------------
                                       SHARES OF             NUMBER OF
                                     COMMON STOCK            SHARES OF
                                     BENEFICIALLY           COMMON STOCK            NUMBER OF
    SELLING SECURITY HOLDER            OWNED (1)           TO BE SOLD (2)             SHARES               PERCENT

Mallon Associates (3)                   12,195                 12,195                   0                     *

AJW Offshore, LTD.(4)                   349,910               349,910                   0                     *
AJW Qualified                           228,024               228,024                   0                     *
Partners, LLC (5)
AJW Partners, LLC (6)                   95,866                 95,866                   0                     *
New Millennium Capital                  10,956                 10,956                   0                     *
Partners II, LLC(7)
*Less than one percent (1%)
-------------------------------------------------------------------------------------------------------------------------

         (1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling stockholders after completion of the sale of shares hereunder. See "Plan of Distribution."

         (2) The number of shares set forth in the table for each of the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon the exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time, including, among other factors, whether the warrant exercise is cashless and the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon the exercise of the warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act. There are an aggregate of 609,756 shares underlying the Callable Secured Convertible Notes and the aggregate of 87,195 shares of common stock underlying the warrants.

         (3) The number of shares being offered in this prospectus represents the maximum number of shares being registered for re-sale underlying warrants to purchase 12,195 shares issued to Mallon Associates at an exercise price of $7.50, for services rendered pursuant to the closing of a private placement financing in July 2005.

         (4) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued or to be issued in a private placement that closed on July 13, 2005 to AJW Offshore, LTD., as follows: (a) 207,723 shares underlying a Callable Secured Convertible Note that has been issued, (b) 51,931 shares underlying a Callable Secured Convertible Note to be issued on the filing date of this registration statement, (c) 51,931 shares underlying a Callable Secured Convertible Note to be issued on the effective date of this registration statement, and (d) shares underlying issued warrants to purchase 38,325 shares at an exercise price of $7.50.

         (5) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued or to be issued in a private placement that closed on July 13, 2005 to AJQ Qualified Partners, LLC, as follows: (a) 135,367 shares underlying a Callable Secured Convertible Note that has been issued, (b) 33,841 shares underlying a Callable Secured Convertible Note to be issued on the filing date of this registration statement, (c) 33,841 shares underlying a Callable Secured Convertible Note to be issued on the effective date of this registration statement, and (d) shares underlying issued warrants to purchase 24,975 shares at an exercise price of $7.50.

                                       17




         (6) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued or to be issued in a private placement that closed on July 13, 2005 to AJW Partners, LLC, as follows: (a) 56,910 shares underlying a Callable Secured Convertible Note that has been issued, (b) 14,228 shares underlying a Callable Secured Convertible Note to be issued on the filing date of this registration statement, (c) 14,228 shares underlying a Callable Secured Convertible Note to be issued on the effective date of this registration statement, and (d) shares underlying issued warrants to purchase 10,500 shares at an exercise price of $7.50.

         (7) The number of shares being offered in this prospectus represent the maximum number of shares being registered for re-sale, originally issued or to be issued in a private placement that closed on July 13, 2005 to New Millennium Capital Partners II, LLC, as follows: (a) 6,504 shares underlying a Callable Secured Convertible Note that has been issued, (b) 1,626 shares underlying a Callable Secured Convertible Note to be issued on the filing date of this registration statement, (c) 1,626 shares underlying a Callable Secured Convertible Note to be issued on the effective date of this registration statement, and (d) shares underlying issued warrants to purchase 1,200 shares at an exercise price of $7.50.

                              PLAN OF DISTRIBUTION

         We are registering shares issuable upon conversion of our Callable Secured Convertible Notes issued in a private placement, and shares of common stock issuable upon exercise of certain warrants, to permit the resale of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

o        in the over-the-counter market;

o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

o through the writing of options, whether such options are listed on an options exchange or otherwise;

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

                                       18




o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o        short sales;

o        pursuant to Rule 144 under the Securities Act;

o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling stockholders may pledge or grant a security interest in some or all of the preferred shares, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the "Securities Act"), amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

                                       19




         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock estimated to be approximately $51,000.00 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

         Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                             SEC ON INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Commission this type of indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         We are allowed by the SEC to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to people by referring them to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus. We have filed the following documents with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and are incorporating them by reference into this prospectus:

         (1) Annual Report on Form 10-K for the year ended June 30, 2004 filed October 13, 2004, and amended on October 14, 2004,
               October 28, 2004 and April 22, 2005;
         (2)   Current report on Form 8-K filed September 2, 2004;
         (3)   Current report on Form 8-K filed September 27, 2004;
         (4)   Current report on Form 8-K filed October 19, 2004;
         (5)   Current report on Form 8-K filed October 21, 2004;
         (6)   Current report on Form 8-K filed November 16, 2004;
         (7)   Current report on Form 8-K filed November 30, 2004;
         (8)   Current report on Form 8-K filed December 7, 2004;
         (9)   Current report on Form 8-K/A filed December 9, 2004;'
         (10)  Current report on Form 8-K filed December 21, 2004;
         (11)  Current report on Form 8-K filed January 5, 2005;
         (12)  Current report on Form 8-K filed January 7, 2005;
         (13)  Current report on Form 8-K filed February 18, 2005;
         (14)  Current report on Form 8-K filed February 22, 2005;
         (15)  Current report on Form 8-K filed May 20, 2005;
         (16)  Current report on Form 8-K filed June 7, 2005;


                                       20




         (17)  Current report on Form 8-K filed June 17, 2005;
         (18)  Current report on Form 8-K filed July 8, 2005;
         (19)  Current report on Form 8-K filed July 19, 2005;
         (20)  Current report on Form 8-K/A filed on August 17, 2005;
         (21)  Current report on Form 8-K/A filed on August 31, 2005;
         (22)  Current report on Form 8-K filed on September 7, 2005;
         (23) Quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed November 15, 2004;
         (24)  Quarterly Report on Form 10-Q for the quarter ended
               December 31, 2004 filed on February 14, 2005;
         (25) Quarterly Report on Form 10-Q for the quarter ended March 31,2005 filed on May 16, 2005;
         (26) Registration Statement on Form S-3 filed February 11, 2005 and amended on February 23, 2005;
         (27) Registration Statement on Form S-3 filed on June 6, 2005 and amended on July 20, 2005; and
         (28)  Proxy Statement on Form Def 14A filed on January 13,2005.

         We also incorporate all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of this offering. The information in these documents will update and supersede the information in this prospectus. We will provide at no cost to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. Investors should direct requests to J. Jeremy Barbera, MSGI Security Solutions, Inc., 575 Madison Avenue, New York, New York 10022, telephone: (917) 339-7150, fax: (917) 339-7166.
                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby on Form S-1. This prospectus is a part of that registration statement. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this document.

         In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following location of the SEC:

                                            Public Reference
                                            Section
                                            Room 1024
                                            450 Fifth Street, N.W.
                                            Judiciary Plaza
                                            Washington D.C.  20549

         The SEC maintains an Internet World Wide Web site (http://www.sec.gov) that contains our reports, proxy statements and other information about us and other companies who file electronically with the SEC.

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of our common stock will be passed upon for us by Greenberg Traurig, LLP, 3773 Howard Hughes Parkway, Suite 500 North, Las Vegas, Nevada 89109.

                                     EXPERTS

         Our consolidated financial statements included in our June 30, 2004 Annual Report on Form 10-K, as amended, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the reports of Amper, Politziner & Mattia, P.C., Registered Independent Public Accounting Firm, and upon the authority of this firm as experts in accounting and auditing and PricewaterhouseCoopers, LLP, Registered Independent Public Accounting Firm, and upon the authority of this firm as experts in accounting and auditing related to the fiscal period ended June 30, 2002.




                                       21






         We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this document or in our documents that are publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it.

                                 696,951 Shares

                          MSGI SECURITY SOLUTIONS, INC.

                                  Common Stock

                               -------------------

                                   PROSPECTUS

                               -------------------

                                 September 9, 2005




                                       22